Exhibit 99(d)(6)

JERA Nex Limited (“JERA”)

STRICTLY PRIVATE AND CONFIDENTIAL

17th March 2025

Dear Richard,

We refer to your request to receive a copy of the latest business plan (the “Business Plan”) of ReNew Energy Global Plc (the “Company”).

In consideration of the Company agreeing to make available to JERA and their advisers the Business Plan or any other Confidential Information, if any, as may be mutually agreed, JERA undertakes to the Company in the terms set out below.

Definitions

1	The following definitions apply for the purposes of this letter:

“Associate” means, in relation to a person or entity, any other person or entity that, from time to time, directly or indirectly, Controls, is Controlled by or is under common Control with such person or entity, through one or more intermediaries or otherwise, provided that the Company and each of its subsidiaries shall not be deemed to be Associates of JERA;

“Control” (including the terms “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a person or entity; and

“Party” means JERA and the Company (and the term “Parties” shall be construed accordingly).

2	In addition:

2.1.1	the words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them;

2.1.2	the words “to the extent that” shall mean “to the extent that” and not solely “if” and similar expressions shall be construed in the same way;

2.1.3

references to: (i) a person include any company, corporation, firm, joint venture, partnership or unincorporated association (whether or not having separate legal personality); and (ii) a company include any company, corporation or body corporate, wherever incorporated; and

2.1.4	the singular shall include the plural and vice versa.

Non-public Information

3

JERA acknowledges and agrees that the Business Plan and any other material non-public information, if any, shared by the Company shall be considered Confidential Information for the purposes of the confidentiality provisions set out at clause 4.11 of the Shareholders’ Agreement between the Company and certain shareholders of the Company (including JERA Power RN B.V.) dated 23 August 2021 (as amended from time to time) (the “Shareholders’ Agreement”).

4

JERA acknowledges that it is receiving the Business Plan and any other material non-public information shared by the Company as an Affiliate (as defined under the Shareholders’ Agreement) of JERA Power RN B.V., and therefore that under clause 4.11 of the Shareholders’ Agreement it may only receive such Confidential Information if it is under appropriate non-disclosure obligations.

5

Accordingly, JERA agrees to comply with the obligations set out in clause 4.11 of the Shareholders’ Agreement in respect of the Business Plan and any other material non-public information shared by the Company, as if it was itself a party to the Shareholders’ Agreement.

6

JERA also acknowledges that some or all of the Business Plan may constitute material non-public information in accordance with applicable laws and regulations, including U.S. federal and state securities laws. In this regard, JERA agrees that it will not use or communicate such information to a third party, in violation of such laws.

Restrictions on Acquisitions of Securities

7	Subject to paragraph 11, and without prejudice to any obligations it may have at law, under other provisions of this letter, or otherwise, JERA agrees that it shall not, and that it shall:

7.1.1	procure that its Associates with material non-public information about the Company at the time shall not; and

7.1.2	direct that its and its Associates’ representatives (to the extent such representatives are acting on behalf of or at the direction of JERA or its Associates at the time) shall not,

from the date of this letter and until the Restriction Termination Date, without the prior consent in writing of the Company, be involved in any Prohibited Activity.

8

JERA agrees that to the extent that it shares the Business Plan or any other material non-public information with any of its Associates and its and their respective employees and directors, current or prospective partners, co-investors, financing sources, transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors (“Disclosees”) pursuant to the provisions of clause 4.11 of the Shareholders’ Agreement, it shall only do so provided that such Disclosees are under appropriate obligations to not be involved in any Prohibited Activity from the date that the Business Plan or other material non-public information (as applicable) is shared with them and until the Restriction Termination Date, without the prior consent in writing of the Company.

9	For the purposes of paragraphs 7 and 8, each of the following is a “Prohibited Activity”:

9.1.1

acquiring or seeking to acquire any interest in the securities of the Company, including rights to acquire, rights to subscribe for, options in respect of, and derivatives referenced to, such securities; or

9.1.2	entering into any agreement or arrangement (conditionally or otherwise and whether legally binding or not) with any person in relation to the acquisition of such an interest; or

9.1.3	making a general offer for all or any part of the share capital of the Company; or

9.1.4

announcing, or taking any action which would require the announcement of any proposals for any takeover, merger, consolidation or share exchange or similar transaction involving the securities of the Company; or

9.1.5	taking any step which might give rise to any obligation to make any offer for all or any part of the share capital of the Company; or

9.1.6	assisting or advising any person in relation to, any of the foregoing.

10	For the purpose of paragraphs 7 and 8, “Restriction Termination Date” shall mean the earlier of:

10.1.1

the date, as notified by the Company to JERA, on which the Company, acting reasonably, considers that the Business Plan and any other material non-public information that has been shared by the Company with JERA no longer constitutes material non-public information; or

10.1.2

the date falling three months after the date on which the Business Plan (or, if shared later than the Business Plan, any other material non-public information that has been shared by the Company with JERA) was shared with JERA by the Company.

11

In the event that JERA or any of its Associates acquires any interests in securities of the Company in breach of paragraph 7 (Restrictions on Share Acquisitions), then, on request of the Company (without prejudice to any other right of the Company under this letter) JERA shall dispose of or procure the disposal of such interest within seven days.

Waiver

12

No failure or delay by either Party in exercising any of its rights under this letter shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise of such rights.

Remedies

13

Without prejudice to any other rights or remedies which either Party may have, each Party acknowledges and agrees that damages would not be an adequate remedy for any breach by either Party of the provisions of this letter and each Party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by the other Party or any other relevant person and no proof of special damages shall be necessary for the enforcement by either Party of the rights under this letter.

Variation

14	No variation of this letter shall be effective unless in writing and signed by or on behalf of each of the parties.

Severability

15

If any provision of this letter shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable. To the extent it is not possible to delete or modify the provision, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this letter and the legality, validity and enforceability of the remainder of this letter shall, subject to any deletion or modification made under this paragraph, not be affected.

Notices

16

Any notice, claim or demand in connection with this letter shall be given in writing to the relevant Party at the address stated in this letter (or such other address as it shall previously have notified to the other Party). Any notice sent by email shall be deemed received when sent, any notice sent by hand shall be deemed received when delivered and any notice sent (to the address set out at the beginning of this letter) by first class post shall be deemed received 48 hours after posting.

Third Party Rights

17	A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

Counterparts

18

This letter may be entered into in any number of counterparts, all of which taken together shall constitute one and the same letter. Either Party may enter into this letter by signing any such counterpart.

Governing Law and Jurisdiction

19	This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

20

Each of the Parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this letter and that accordingly any proceedings arising out of or in connection with this letter shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

21	Paragraph 20 is for the Company’s benefit and shall not limit the right of the Company to take proceedings in any other court of competent jurisdiction.

Please indicate your acceptance of these terms by signing the enclosed duplicate of this letter and returning it to us.

Yours faithfully

/s/ Vikash Jain

Name: Vikash Jain

Title: Authorised Signatory

For and on behalf of ReNew Energy Global plc

We hereby agree to the terms of your letter dated 17th March 2025 of which a copy is set out above.

/s/ Richard Scott

Name: Richard Scott

Title:

For and on behalf of JERA Nex Limited

Dated: 17 March 2025